QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.42

TRANSITION AND ADVISORY AGREEMENT

        THIS TRANSITION AND ADVISORY AGREEMENT (the "Agreement") is made and entered into as of the    day of July, 2002, by and between Richard G. Babbitt (the "Advisor") and BIA Advisors, Inc. ("BIA"), a California corporation, on the one hand, and Inamed Corporation, a Delaware corporation (the "Corporation"), on the other hand.

RECITALS

        1.    The Corporation desires to retain the Advisor to provide the services described herein, and the Advisor is willing to provide the services in accordance with the terms hereinafter set forth;

        2.    The Board of Directors of the Corporation and the Compensation Committee of the Board, by appropriate resolutions, have authorized the Corporation to enter into this Agreement;

        3.    The Advisor and the Corporation desire to declare the employment agreement entered into between the Corporation and the Advisor, dated as of January 23, 1998 (the "Employment Agreement"), null and void and to enter into this superseding Agreement;

        4.    The Corporation desires to retain BIA effective February 1, 2003, to provide the advisory services required under this Agreement; and

        5.    BIA intends to employ Advisor to perform such advisory services and Advisor intends to accept such employment.

        The parties hereto, intending to be legally bound, do hereby agree as follow:

1. DEFINITIONS.

        In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

        1.1  "Affiliate" shall mean any Person controlling, controlled by or under common control with, the Corporation.

        1.2  "Board" shall mean the Board of Directors of the Corporation.

        1.3  "Cause" shall mean that the Advisor:

    (a)
    has been convicted of any felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;

    (b)
    has engaged in conduct which is materially injurious to the Corporation or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise;

    (c)
    has failed to provide the services as required under Section 2 to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; or

    (d)
    has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material harm to the Corporation, in providing the services under this Agreement.

The parties agree that no actions or omissions by the Advisor prior to the date this Agreement becomes fully executed shall provide the basis for a Cause termination unless the Corporation could not reasonably have known of such actions or omissions at the time of execution.

        1.4  "Corporation Property" shall mean all items and materials provided by the Corporation to the Advisor, or to which the Advisor has access, in the course of his employment and while providing services under this Agreement, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints and other documents and similar items relating to the Corporation, its Affiliates or their respective customers, whether prepared by the Advisor or others, and any and all copies, abstracts and summaries thereof.

        1.5  "Competition" shall mean any direct or indirect research on, or development, production, marketing, leasing or selling of, any product, process or service which is the same as, similar to, or in competition with, any line of business or research in which the Corporation or any Affiliate is now engaged or hereinafter engages.

        1.6  "Confidential Information" shall mean all nonpublic and/or proprietary information and trade secrets respecting the business of the Corporation or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data. Confidential Information also includes information concerning the Corporation's or any Affiliate's customers or clients, such as their identity, address or any other information kept by the Corporation or any Affiliate concerning its customers whether or not such information has been reduced to documentary form. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Advisor.

        1.7  "Disability" shall mean a physical or mental incapacity that prevents the Advisor from providing the services under this Agreement for a period of one hundred eighty (180) days as determined by the following procedure: The Advisor agrees to submit to medical examinations by a licensed healthcare professional selected by the Corporation, in its sole discretion, to determine whether a Disability exists. In addition, the Advisor may submit to the Corporation documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Corporation's or the Advisor's licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Advisor, and the opinion of such third licensed healthcare professional shall be dispositive.

        1.8  "Good Reason" shall mean and exist if, without the Advisor's prior written consent, one or more of the following events occurs:

    (a)
    the Base Compensation or Advisory Fees are decreased by the Corporation; or

    (b)
    the Corporation fails to provide the Advisor with any benefits required under Section 3 of this Agreement;

provided, however, that neither of the foregoing shall constitute Good Reason if: (i) the Advisor gives the Corporation timely notice of his intent to terminate this Agreement for Good Reason, and the Corporation cures or remedies the reasons cited by the Advisor in said notice within thirty (30) days of receipt of said notice, or (ii) sixty (60) days or more pass between the event(s) constituting Good Reason and the Advisor's giving notice that he is terminating this Agreement for Good Reason.

        1.9  "Person" shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

2. ENGAGEMENT.

        2.1  The Transition Term.

          2.1.1    From the date first written above and continuing through December 31, 2002 (the "Initial Transition Term"), the Advisor shall serve as a member of the Board of Directors (the "Board"). Effective as of December 31, 2002, the Advisor will be deemed to have resigned from the Board without further action from the Advisor or the Corporation.

          2.1.2    From January 1, 2003, through January 31, 2003, (the "Supplemental Transition Term"), the Advisor shall perform such services as the Board may direct. (The Initial Transition Term and the Supplemental Transition Term shall be referred to collectively herein as the "Transition Term").

        2.2  The Advisory Term.

          2.2.1    Commencing on February 1, 2003, and continuing through December 31, 2004 (the "Advisory Term"), the Corporation and BIA will maintain a consultancy arrangement pursuant to which BIA will make Advisor available to the Corporation to serve as a Special Advisor to the Board in Advisor's area of expertise, at reasonable times and upon reasonable advance notice, to the extent that the Board may reasonably request.

        2.3  Responsibilities.    During the Transition Term and the Advisory Term, the Advisor shall observe and comply with the Corporation's rules, regulations and policies and shall carry out and perform all reasonable orders and directions given to him by the Board periodically, either orally or in writing. The Advisor shall at all times carry out the duties assigned to him in a loyal, trustworthy and businesslike manner.

        2.4  The Term of Engagement.    The Transition Term and the Advisory Term shall collectively be referred to herein as the Term of Engagement. The Transition Term and the Advisory Term and this Agreement may be earlier terminated pursuant to the terms and conditions of Sections 6 and 7. If the Transition Term is earlier terminated as provided in Sections 6 and 7, the Advisory Term shall not commence.

3. REMUNERATION.

        3.1  Compensation During the Transition Term.

          3.1.1    Base Compensation.    The Advisor's annual base compensation (the "Base Compensation") during the Transition Term shall be FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), payable in accordance with the Corporation's pay policies, with applicable federal, state and local taxes withheld.

          3.1.2    Incentive Compensation.    The Corporation may, but is not obligated to, pay the Advisor a discretionary bonus for the fiscal year ending December 31, 2002, in an amount that will be determined by the Compensation Committee based on such factors as the Advisor's performance and the performance of the Corporation. Any bonus that may be awarded to the Advisor shall be paid at the same time as annual bonuses are paid to other senior officers of the Corporation.

          3.1.3    Benefits.    During the Transition Term, the Advisor shall be entitled to participate in the following benefit plans (the "Benefit Plans") maintained by the Corporation: group medical, dental, life and disability insurance plans and 401(k) plan. The Advisor's participation in all Benefit Plans shall cease as of January 31, 2003, except to the extent permitted by any Benefit Plan, as required by this Agreement, or as otherwise required by law.

        3.2  Advisory Fees During the Advisory Term.    During the Advisory Term, the Corporation shall pay BIA an annual advisory fee in the amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) (the "Advisory Fee"). All Advisory Fees paid to BIA shall be reported by the Corporation to the Internal Revenue Service on a Form 1099, and BIA shall be responsible, without contribution from the Corporation, for the payment of any taxes determined to be due on such payments.

        3.3  Termination Benefits.    In consideration of the Advisor's and the Corporation's mutual agreement to terminate the Employment Agreement, for a period commencing on February 1, 2003, and continuing until July 31, 2005 (the "Benefits Reimbursement Period"), the Corporation shall reimburse the Advisor for his costs reasonably incurred in connection with obtaining continued medical coverage that is substantially equal to the group medical coverage the Advisor was receiving from the Corporation during the Transition Term, as follows:

    (a)
    reimbursement for the Advisor's premiums to continue his and/or his spouse's coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") through July 31, 2004, and through any additional portion of the remaining balance of the Benefits Reimbursement Period if determined at the applicable time to be permitted by COBRA and the Corporation's group medical carrier;

    (b)
    reimbursement for the Advisor's premiums for Medicare supplemental insurance coverage, Plan J, or its equivalent, either through the Corporation's group health plans or, if the same not permitted by such plans, through individual coverage, for any portion of the Benefits Reimbursement Period in which COBRA coverage is not available; and

    (c)
    in the event that medical coverage is obtained under Medicare supplemental insurance in accordance with Section 3.3(b), above, and such coverage does not provide comparable coverage for prescription drugs, the Corporation will provide the Advisor with additional reimbursement not to exceed one thousand five hundred dollars ($1,500.00) per month to cover the Advisor's actual prescription costs, subject to Advisor providing documentation of such costs.

The Parties agree that it shall be the Advisor's sole responsibility to take such actions as may be necessary to elect or obtain COBRA coverage and/or Medicare supplemental insurance coverage as provided above.

4. DUTY OF LOYALTY.

        4.1  Advisor's Position of Trust.    As a result of the Advisor's employment pursuant to the Employment Agreement and his engagement under this Agreement, the Advisor has had, and will continue to have, access to Confidential Information.

        4.2  Obligations During the Term of Engagement.    The Advisor agrees that during the Term of Engagement he shall not, without prior express written authorization of the Board, directly or indirectly, either alone or in concert with others, engage in any of the following activities:

    (a)
    Perform or render any services of a business, professional or commercial nature, relating to services or products competitive with the Corporation, to or for the benefit of himself or any other person or entity, whether for compensation or otherwise, except for personal investments and other activities approved by the Board in accordance with Subsection 4.5, below;

    (b)
    Engage in any activity directly or indirectly in competition with or adverse to the Corporation;

    (c)
    Engage in any activity for purpose of influencing or attempting to influence the Corporation's customers, either directly or indirectly, to conduct business with any business enterprise in competition with the Corporation; or

    (d)
    Undertake or participate in any planning for or organization of any business activity that is or will be in competition with the Corporation in any field(s) or area(s) in which the Advisor has worked or with which the Advisor has come into contact, or of which the Advisor has gained knowledge during his employment with the Corporation or during the Term of Engagement.

        4.3  Continuing Obligations.    As a condition of the Advisor's having access to Confidential Information, and in consideration of the payments and benefits provided hereunder, the Advisor agrees that he will not, at any time prior to December 31, 2004, directly or indirectly, either for himself or for any other person or entity, whether as an agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity, do any of the following:

    (a)
    Engage in competition with the Corporation without the Corporation's prior express written approval;

    (b)
    Divert or take away (or attempt to divert or take away), any of the Corporation's present, former or prospective customers, including, but not limited to, those upon whom he called, met with or became acquainted with while engaged as an employee of the Corporation or while providing services under this Agreement;

    (c)
    Interfere with the contractual or business relationships of the Corporation;

    (d)
    Solicit or attempt to solicit any employees or clients of the Corporation; or

    (e)
    Slander or disparage the Corporation, or undertake any activity that adversely impacts, or is reasonably likely to impact, the goodwill of the Corporation and its business opportunities.

        4.4  Corporation Property.    The Advisor agrees that upon termination of his engagement by the Corporation for any reason, or at such earlier time as the Corporation may request, the Advisor shall forthwith return to the Corporation all documents and other property in his possession belonging to the Corporation or any of its Affiliates.

        4.5  Permitted Activities.    Nothing in this Section 4 shall prevent the Advisor from the following:

    (a)
    holding for investment less than five percent (5%) of the outstanding securities of any corporation which are regularly traded on a recognized stock exchange;

    (b)
    engaging in civic, educational and charitable activities; or

    (c)
    upon receiving written approval from the Board, serving as a director of any corporation that does not engage in competition with the Corporation, as determined by the Board in good faith, or receiving any remuneration from as a result thereof;

provided, however, that the Advisor shall not engage in any of the foregoing activities which, in the good faith opinion of the Board, interfere or could reasonably be expected to interfere with the Advisor's performance of his duties and responsibilities as set forth in Article 2.

        4.6  Severability.    Each of the covenants of Section 4 shall be construed as separate covenant covering the subject matter in each of the separate counties and states in the United States and governmental subdivisions outside of the United States (collectively, the "Governmental Units"). To the extent that any covenant is determined by a court of competent jurisdiction to be unenforceable in any one or more of said Governmental Units, said covenant shall not be affected with respect to any other Governmental Unit, each covenant with respect to each Governmental Unit being construed as severable and independent.

5. INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT.

        5.1  On or about January 23, 1998, the Advisor executed an Intellectual Property and Confidentiality Agreement, a copy of which is attached to this Agreement as Exhibit A and the terms of which are incorporated herein by reference. The terms of this Agreement shall prevail in the case of any discrepancy between Exhibit A and the remainder of the provisions of this Agreement.

        5.2  The Advisor will not, at any time prior to December 31, 2004, undertake any employment or activity competitive with the Corporation wherein the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Advisor to make judgments on or otherwise to use any information concerning the Corporation that is covered by this Agreement or the Intellectual Property and Confidentiality Agreement.

6. TERMINATION.

        6.1  Grounds.    This Agreement and the Advisor's services hereunder, shall terminate upon the occurrence of any of the following events:

          6.1.1    Expiration of Term.    Upon expiration of the Term of Engagement;

          6.1.2    Termination by the Advisor.    By the Advisor (a) with Good Reason, or (b) without Good Reason, in each case upon thirty (30) days' prior written notice to the Corporation;

          6.1.3    Termination by the Corporation for Cause.    By the Corporation immediately for Cause;

          6.1.4    Termination by the Corporation without Cause.    By the Corporation without Cause, upon thirty (30) days' written notice to the Advisor;

          6.1.5    Disability.    In the event of the Advisor's Disability; or

          6.1.6    Death.    Upon the death of the Advisor.

7. TERMINATION PAYMENTS.

        7.1  Termination Due to Death or Disability.    In the event of a termination due to the Advisor's death or Disability, the Advisor or his estate or BIA, as the case may be, shall be entitled, in lieu of any other remuneration whatsoever, to:

    (a)
    payment of all Base Compensation and/or Advisory Fees, as applicable, through the balance of the Term of Engagement; and

    (b)
    (i) such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs, if such termination occurs during the Transition Term, and (ii) the reimbursement costs required under Section 3.3, if termination occurs during the Advisory Term, in either case through the date of termination in the event of a termination due to death, and through the balance of the Term of Engagement and the Benefit Reimbursement Period (the "Post-Termination Period") in the event of a termination due to Disability.

        7.2  Termination for Cause or Without Good Reason.    In the event that the Corporation terminates this Agreement for Cause or the Advisor terminates this Agreement without Good Reason, the Advisor or BIA, as the case may be, shall be entitled, in lieu of any other remuneration and benefits whatsoever, to:

    (a)
    payment of all unpaid Base Compensation or Advisory Fees, as the case may be, payable through the date of termination; and

    (b)
    (i) such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs, if such termination occurs during the Transition Term, and (ii) the reimbursement costs required under Section 3.3, if termination occurs during the Advisory Term, in either case through the date of termination.

        7.3  Termination Without Cause or for Good Reason.    In the event the Corporation terminates this Agreement hereunder without Cause or the Advisor terminates this Agreement for Good Reason, the Advisor or BIA, as the case may be, shall be entitled to the following payments and benefits:

    (a)
    payment of all Base Compensation and/or Advisory Fees, as applicable, through the balance of the Term of Engagement; and

    (b)
    (i) such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs, if such termination occurs during the Transition Term, and (ii) the reimbursement costs required under Section 3.3, if termination occurs during the Advisory Term, in either case through the Post-Termination Period.

        7.4  Non-Duplication of Benefit.    Notwithstanding the foregoing, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 7, nor shall anything in this Agreement require the Corporation to make any payment or to provide any benefit to the Advisor that the Corporation is otherwise required to provide under any other contract, agreement or arrangement.

        7.5  General Release.    No payments or benefits payable to the Advisor or BIA upon the termination of this Agreement pursuant to this Section 7 shall be made unless and until Advisor and BIA execute a general release in a form satisfactory to the Corporation and such general release becomes effective pursuant to its terms.

8. MISCELLANEOUS.

        8.1  Notices.    Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to the Advisor and/or BIA, addressed to the last residence address of the Advisor as shown in the records of the Corporation, and if to the Corporation, addressed to the Board at its principal office in Santa Barbara, California. Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail. Any party may change its/his address by providing the other parties notice of such new address pursuant to the provisions of this Section 8.1.

        8.2  Remedies.

          8.2.1    Equitable Remedies.    The Advisor acknowledges and agrees any breach, violation or evasion of the terms, conditions and provisions of Sections 4 and 5 above, will result in immediate and irreparable injury and harm to the Corporation and shall entitle the Corporation to injunctive relief, as well as to all other legal equitable remedies to which the Corporation may be entitled.

          8.2.2    Cessation/Reimbursement of Payments.    If the Advisor violates any provision of Sections 4 or 5, the Corporation may, upon giving written notice to the Advisor, immediately cease all payments and benefits that it may be providing to the Advisor pursuant to this Agreement, and the Advisor may be required to reimburse the Corporation for any payments received from, and the cash value of any benefits provided by, the Corporation between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Corporation and shall not be deemed to permit the Advisor to forego or waive such payments in order to avoid his obligations under Sections 4 or 5.

        8.3  General Release of Employment Claims.    In partial consideration for the Corporation's agreement to enter into this Agreement, the Advisor has agreed to sign the General Release attached to this Agreement as Exhibit B.

        8.4  Partial Invalidity.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

        8.5  Waiver.    No waiver of any right hereunder shall be effective for any purpose unless in writing, signed by the party hereto possessing said right, nor shall any waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

        8.6  Assignment; Effect on Agreement.    It is hereby acknowledged and agreed that the Advisor's rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties, subject, however, to the restrictions on assignment and delegation contained herein.

        8.7  Disputes Resolution and Arbitration.

          8.7.1    Any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or its application or validity, will be submitted to arbitration. Such arbitration proceedings shall be instituted in Santa Barbara, California, in accordance with the rules then existing of the American Arbitration Association. This Agreement to arbitrate is specifically enforceable.

          8.7.2    Any award rendered in any such arbitration proceeding will be final and binding on each of the parties, and judgment may be entered thereon in any court of competent jurisdiction. The arbitrator shall have the authority to compel the party that does not substantially prevail in such proceeding to pay the reasonable costs and fees of the prevailing party (including reasonable and customary legal fees and expenses) to the extent that the arbitrator deems appropriate.

        8.8  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        8.9  Entire Agreement.    Unless expressly provided to the contrary herein, this Agreement (and the exhibits attached hereto) contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written, including the Employment Agreement. No modification or termination shall be valid unless in writing and signed by both parties.

9. ACKNOWLEDGEMENT.

        The Advisor and BIA each represents and acknowledges the following:

    (a)
    He/it has carefully read this Agreement in its entirety;

    (b)
    He/it understands the terms and conditions contained herein;

    (c)
    He/it has had the opportunity to review this Agreement, at his/its discretion, with legal counsel of his/its own choosing and has not relied on any statement made by the Corporation or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

    (d)
    He/it is entering into this Agreement knowingly and voluntarily.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the    day of                    , 2002.

[Signatures on following page.]

INAMED CORPORATION		ADVISOR

By:	/s/ NICHOLAS L. TETI
	Nicholas L. Teti	Richard G. Babbit
Title:	Chief Executive Officer

Address: 5540 Ekwill Street, Suite D Santa Barbara, California 93111		Address: 1221 Ocean Avenue Santa Monica, California 90401

Date:	7/22/02	Date:

AGREED TO AND ACCEPTED BY: (with respect to the advisory services only)

BI ADVISORY, INC.

By:
Name:
Title:

INAMED CORPORATION		ADVISOR

By:		/s/ RICHARD G. BABBIT
	Nicholas L. Teti	Richard G. Babbit
Title:	Chief Executive Officer

Address: 5540 Ekwill Street, Suite D Santa Barbara, California 93111		Address: 1221 Ocean Avenue Santa Monica, California 90401

Date:		Date:	7/21/2002

AGREED TO AND ACCEPTED BY: (with respect to the advisory services only)

BI ADVISORY, INC.

		By:	/s/ RICHARD G. BABBIT
		Name:	Richard G. Babbit
		Title:	President

EXHIBIT A

INTELLECTUAL PROPERTY AND
CONFIDENTIALITY AGREEMENT

EXHIBIT B

GENERAL RELEASE

        In exchange for the agreement of Inamed Corporation (the "Corporation") to enter into the Transition and Advisory Agreement (the "Agreement") to which this General Release is attached, but without releasing or waiving any rights thereunder, I, RICHARD G. BABBITT, hereby agree to the following:

        1.    I hereby release, waive and forever discharge the Corporation and its offices, branches, parents, subsidiaries and affiliates and its present and former directors, officers, agents, representatives, employees, successors and assigns (collectively, the "Releasees"), from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had, now has or which my heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of my employment with or the cessation of my employment from the Corporation.

        2.    By signing this General Release, I am providing a complete waiver of all rights and claims that may have arisen, whether known or unknown, up until the date this General Release is signed. This includes, but is not limited to:

  (a)
  claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, and any other applicable fair employment statute, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of his employment with the Corporation and the cessation thereof,

  (b)
  any rights or claims I may have under the Employment Agreement, and

  (c)
  any claims I may have for any compensation or benefits, regardless of the basis for such claims, whether under the Employment Agreement or any other written or oral agreement other than as set forth in the Agreement.

        3.    As a part of this General Release, I am expressly waiving any and all rights that I may have pursuant to Section 1542 of the Civil Code of the State of California or any similar state or federal statute or under any common law principle of similar effect, and I acknowledge that I fully understand the consequences of such waiver. California Civil Code Section 1542 states as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN
HIS (HER) FAVOR AT THE TIME OF EXECUTING THE RELEASE,
WHICH IF KNOWN BY HIM (HER) MUST HAVE MATERIALLY
AFFECTED HIS (HER) SETTLEMENT WITH THE DEBTOR."

I further acknowledge that I may subsequently discover facts different from, or in addition to, those that I now know or believe to be true with respect to the claims released herein and agree that the Agreement and this General Release set forth herein shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts.

        4.    I acknowledge that have been advised of the following:

  (a)
  I have been given at least twenty-one (21) days to review this General Release;

  (b)
  I have been advised to consult, and have consulted, with legal counsel, and

  (c)
  I have been advised that I may revoke my signature within seven (7) days of signing this Agreement.

  (d)
  I also understand that this General Release will not become effective if I revoke my signature within seven (7) days of execution. If I revoke my signature, the Corporation may elect to cancel the Agreement, in which case the Corporation and I will be returned to our legal positions that existed prior to the date the Agreement was entered into.

  (e)
  I further acknowledge that I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the consideration provided for in the Agreement for the purpose of making full and final settlement of all claims referred to above.

        It witness hereof, I have executed this General Release this    day of                    , 2002.

/s/ RICHARD G. BABBITT Richard G. Babbitt

Address: 1221 Ocean Avenue Santa Monica, California 90401

Date:	7/21/2002

QuickLinks

  Exhibit 10.42
TRANSITION AND ADVISORY AGREEMENT